Exhibit 10.1

NextGen Healthcare Director Compensation Plan

(As Amended and Restated Effective August 17, 2022)

Non-employee members of the board of directors (the “Board”) of NextGen Healthcare, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Director Compensation Plan (this “Plan”).  The cash and equity compensation described in this Plan shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company who is entitled to receive such cash or equity compensation, unless such non-employee director declines the receipt of such cash or equity compensation by written notice to the Company.  This Plan shall remain in effect until it is revised or rescinded by further action of the Board.  This Plan may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Plan shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its non-employee directors.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Company’s Amended and Restated 2015 Equity Incentive Plan (such plan, or any successor plan, the “Equity Plan”).

The following compensation shall be paid for each approximately 12-month period beginning on each annual meeting of shareholders during the term of this Plan and ending on the next occurring annual meeting of shareholders (each, a “Board Term”).

	Employee Director	Non-Employee Director (Base)	Nominating & Governance Committee Chairperson/ Member (Additional)*	Compensation Committee Chairperson/Member (Additional)*	Audit Committee Chairperson/Member (Additional)*	Board Chair (Additional)
Annual Cash Retainer Compensation	$0	$90,000	$12,000/ $5,000	$15,000/ $7,500	$20,000/ $10,000	$40,000
Value of Restricted Stock	$0	$165,000	--	--	--	$40,000

*Committee Chairpersons receive both the Chairperson and Member annual retainers.

1.	Cash Compensation. The cash compensation provided in the table above shall be paid quarterly in arrears.

Prior to the date of each annual meeting of shareholders, each non-employee director may make a valid election (a “Restricted Stock Election”) to elect to receive all or a portion of any cash compensation payable to such director during the next occurring Board Term in the form of shares of Restricted Stock. If a non-employee director makes a valid Restricted Stock Election, the Company will issue to such director such additional number of shares of Restricted Stock as is equal to the cash compensation subject to the Restricted Stock Election, divided by the Fair Market Value on the date of grant.  Such Restricted Stock shall vest as set forth in Section 2 below; provided, however, that any Restricted Stock issued pursuant to a Restricted Stock Election for the Board Term commencing at the 2022 annual meeting of shareholders shall vest as to (a) such portion of the Restricted Stock that relates to cash retainers that would otherwise have been payable to the director during 2022 on December 31, 2022, and (b) as to the remaining Restricted Stock on the date set forth in Section 2 below.  The Restricted Stock issuable pursuant to this Section 1 may also be subject to a Deferral Election pursuant to Section 2.

Any Restricted Stock Election must be made no later than the expiration of the election period established by the Board which, for any Board Term commencing on or after January 1, 2023, shall end no later than December 31 of the calendar year immediately preceding the calendar year in which the Board Term begins. Notwithstanding the foregoing, each non-employee director shall be eligible to make a Restricted Stock Election for the Board Term commencing at the 2022 annual meeting of shareholders provided such election is made no later than the day prior to the 2022 annual meeting of shareholders.

For the avoidance of doubt, a non-employee director whose initial appointment to the Board occurs other than on the date of an annual meeting may not make a Restricted Stock Election until the election period that occurs following such initial appointment.

Any Restricted Stock Election must comply with all rules established from time to time by the Board, including any insider trading policy or similar policy.

2.

Equity Compensation.  Each director is to be awarded restricted shares of the Company’s common stock (“Restricted Stock”) upon the effective date of the director’s election, re-election, or appointment to the Board and equivalent to the value amounts set forth in the table above. The shares of Restricted Stock will be valued at the price of the Company’s common stock at the close of trading on the effective date of the director’s election, re-election, or appointment to the Board. Grants to new directors appointed other than at the Company’s annual shareholder meeting will have value prorated based on the lesser of (a) time until the next annual shareholder meeting, or (b) time until the anniversary of the preceding annual shareholder meeting.  The Restricted Stock awards will be granted automatically and without further action by the Board.

The Restricted Stock will be issued according to the standard form of the Company’s approved restricted stock agreement and pursuant to the Company’s then-current equity incentive plan and will vest on the date that is the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of shareholders following the director’s election or re-election to the Board. Prorated grants made to directors appointed other than at the Company’s annual shareholder meeting will vest upon the sooner to occur of (a) the next annual shareholder meeting, or (b) the anniversary of the prior annual shareholder meeting.

Vesting of the Restricted Stock will be accelerated in the event of the director’s death or Disability, or upon a Change in Control of the Company (each as defined in the Equity Plan). In addition, in the event of a meeting of the Company’s shareholders immediately following which a non-employee director is no longer a member of the Board because he or she have not been nominated for re-election or have not been re-elected by the Company’s shareholders, the vesting of such director’s Restricted Stock will be accelerated in full; provided, however, that if such director’s failure to be nominated or re-elected for service on the Board is a result of, in whole or in part, his or her misconduct or failure to fulfill his or her responsibilities or fiduciary duties as a director, which shall be determined by the Board in its sole discretion, the foregoing accelerated vesting shall not apply.

Each non-employee director may make a valid election (a “Deferral Election”) to defer receipt of all or any portion of the Restricted Stock in accordance with the terms of the NextGen Healthcare, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). If a non-employee director makes a valid Deferral Election, the Company will not issue such deferred shares to the director on the grant date and will instead credit to his or her Deferred Compensation Account (as defined in the Deferred Compensation Plan) an equal amount of Deferred Stock Units (as defined in the Deferred Compensation Plan).  The Deferred Stock Units related to such deferred shares shall vest as provided in this Plan and shall be subject to all of the terms and conditions of the Deferred Compensation Plan and paid at the time(s) set forth in the Deferred Compensation Plan. Any Deferral Election must be made no later than the expiration of the election period established by the Board which, for any Board Term commencing on or after January 1, 2023, shall end no later than December 15 of the calendar year immediately preceding the calendar year in which the Board Term begins or, if later, within 30 days of a non-employee director’s initial appointment to the Board, but only with respect to compensation earned after the date of the election. Notwithstanding the foregoing, each non-employee director shall be eligible to make a Deferral Election for the Board Term commencing at the 2022 annual meeting of shareholders provided such election is made no later than the day prior to the 2022 annual meeting of shareholders.

Any election must comply with all rules established from time to time by the Board, including any insider trading policy or similar policy.

All awards of Restricted Stock will be issued under the Equity Plan.

3.

Reimbursement of Expenses. The Company shall reimburse each non-employee director for their reasonable business expenses incurred in connection with the performance of their duties, including reasonable travel and other expenses incurred by the non-employee director to attend Board and committee meetings. Each non-employee director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.  To the extent that any reimbursement provides for a deferral of compensation under Section 409A of the Internal Revenue Code, (a) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (b) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (c) any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

4.

Stock Ownership Guidelines.  Directors are subject to a stock ownership guideline to hold shares of the Company’s common stock (to include common stock purchased on the open market, unvested Restricted Stock, vested or unvested deferred shares, and shares owned by immediate family members or trusts) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Current directors are expected to satisfy this ownership guideline by the fifth annual shareholder meeting after they joined the Board, or, if later, within five years of any increase to the annual director cash retainer amount. New directors are expected to satisfy this ownership guideline by the fifth annual shareholder meeting after they join the Board.  Compliance with the stock ownership guideline shall be measured annually on a date determined in the Board’s discretion.  Noncompliance with the guideline within a specified period will not result in sanctions; however, in such cases, a director is expected to hold all after-tax profit shares after the vesting of equity awards until the director has achieved compliance (i.e., share sales by a director who is not in compliance with the guidelines at the end of a compliance period shall be limited to sales necessary for tax purposes).

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